Exhibit 99.1

KeyStar Corp. Opens New Round Of Funding

Miami, FL, July 24, 2023/Newswire/ — KeyStar Corp. (OTC: KEYR), has announced the opening of a new round of funding. The company is targeting the sale of up to 8,000,000 shares of its common stock at a price of $1.00 per share, for an aggregate raise of $8 million, but has authority from its board of directors to raise up to $10 million in total.

KeyStar is raising this new round of funding under the exemption from registration provided by Rule 506(c) of Regulation D under the Securities Act of 1933. Accordingly, it is only open to “accredited investors”, as defined by Rule 501 of Regulation D, whose accredited status has been properly verified by a third party.

Interested investors can email Mark Thomas at mark.thomas@keystarcorp.com for more information.

This press release does not constitute an offer to sell nor a solicitation of an offer to buy any shares. The shares are not required to be, and have not been, registered under the Securities Act in reliance on the exemption provided by Regulation D (SEC Rule 506(c)) thereunder. Offers and sales of the shares are made only by, and pursuant to, the terms set forth in a Confidential Private Placement Memorandum relating to the offering. The shares are not being offered to persons in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding the potential offering. Forward-looking statements can be identified by words such as: “to be”, “targeting”, “anticipate,” “intend,” “plan,” “seek,” “believe,” “estimate,” “expect,” “strategy,” “likely,” “may,” “should” and similar references to future events or periods. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control, including the risk that we will not be able to raise sufficient, or any, funding in connection with the offering of shares or that the terms of any funding will not be favorable to us. Therefore, you should not rely on any of these forward-looking statements. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

For press inquiries, please contact:

KeyStar Corp.

Mark Thomas

mark.thomas@keystarcorp.com